UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

October 11, 2024

Dear CytoDyn Stockholder:

You are cordially invited to virtually attend the 2024 Annual Meeting of Stockholders of CytoDyn Inc. (the “Company”) to be held solely online via a live webcast at 9:30 am, Pacific Time, on November 22, 2024, at https://meetnow.global/MZM9KKF. There is no physical location for the Annual Meeting. To attend and vote at the Annual Meeting, you must be a stockholder of record as of the close of business on September 30, 2024, or hold a legal proxy, as explained in the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying proxy statement.

The matters to be presented for action at the Annual Meeting are (i) the election of five directors to our Board of Directors; (ii) ratification, on an advisory (non-binding) basis, of the appointment of our auditors, Marcum LLP; and (iii) approval, on an advisory (non-binding) basis, of our named executive officer compensation. We may also act on such other business as may properly come before the Annual Meeting.

We are excited about the future of our company. It is vitally important that your shares are represented and voted, whether or not you are able to attend the virtual meeting. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

Sincerely,

Dr. Jacob Lalezari

Chief Executive Officer

If you have any questions or require any assistance in voting your shares, please contact our transfer agent:

Computershare

1-866-641-4276

CytoDyn Inc. Legal Proxy

P.O. Box 43001

Providence, RI 029403001

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 22, 2024

You are invited to virtually attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at 9:30 am, Pacific Time, on November 22, 2024, via a live webcast at https://meetnow.global/MZM9KKF.

The Board of Directors has fixed September 30, 2024, as the record date for the meeting. Only stockholders of record at the close of business on September 30, 2024, or who hold a legal proxy, are entitled to notice of, to vote at, and to virtually attend the Annual Meeting or any postponements or adjournments thereof. Please refer to the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying Proxy Statement for additional information.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of five (5) directors to serve on the Board of Directors until the 2025 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.	Ratification, on an advisory (non-binding) basis, of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025;
3.	Approval, on an advisory (non-binding) basis, of our named executive officer compensation; and
4.	Transaction of any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Whether or not you are able to virtually attend the meeting, please promptly vote and submit your proxy (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. If you are a stockholder of record at the close of business on September 30, 2024, or hold a legal proxy, and virtually attend the Annual Meeting, you may revoke your proxy and vote your shares at the meeting.

The Board of Directors of the Company recommends that you vote “FOR” the election of the Board’s nominees for directors named in this Proxy Statement, as well as “FOR” Proposals 2 and 3 above, using the enclosed proxy card.

We urge you to read this Proxy Statement carefully and to vote promptly through the internet, by telephone, or by mail. This will ensure the presence of a quorum at the meeting. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail as well. Promptly voting your shares via the internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form, will save us the expense and extra work of additional solicitation.

By Order of the Board of Directors

Tyler Blok
Secretary
Vancouver, Washington
October 11, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
STOCKHOLDERS’ MEETING TO BE HELD ON NOVEMBER 22, 2024:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, as amended by Amendment No. 1 on Form 10-K/A, are available at www.edocumentview.com/CYDY.

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at our Annual Meeting of Stockholders to be held on November 22, 2024, at 9:30 am, Pacific Time, in a solely virtual format (the “Annual Meeting”), and any postponements or adjournments thereof. There is no physical location for the Annual Meeting. Website references throughout this document are provided for convenience only, and the content on the referenced website is not incorporated by reference into this document.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available online at www.edocumentview.com/CYDY. The following materials are available for review:

●	Proxy Statement;
●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, as amended by Amendment No. 1 on Form 10-K/A filed on September 30, 2024;
●	Notice of Internet Availability of Proxy Materials; and
●	Proxy Card.

We provided electronic access to our proxy materials beginning on or about October 11, 2024. On or about October 11, 2024, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Proxy Statement via the internet and how to vote online. The Securities and Exchange Commission (the “SEC”) allows the delivery of proxy materials to stockholders over the internet. We believe that this offers a convenient way for stockholders to review the proxy materials, while also reducing printing and mailing expenses and lessening the environmental impact of paper copies.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. Proxies to vote at the Annual Meeting are being solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors, officers and employees of the Company in person, by telephone or otherwise without additional compensation for such services.

Voting. You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. When a proxy is properly returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, properly returned proxies will be counted for purposes of determining whether or not a quorum is present and will be voted in accordance with the recommendations of our Board, as stated in the Notice of Annual Meeting of Stockholders. If a stockholder of record as of the close of business on September 30, 2024, or a holder of a legal proxy, virtually attends the Annual Meeting, they may vote at the Annual Meeting. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. Although the New York Stock Exchange may not announce which proposals will be deemed routine until after the date on which this Proxy Statement has been mailed to you, we expect that the election of directors and advisory vote on named executive officer compensation will be deemed non-routine. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares.

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted voting instructions relating to your shares.

ATTENDANCE AT THE ANNUAL MEETING

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must obtain a legal proxy and register in advance to attend the Annual Meeting virtually on the internet. To register, you must submit proof of your proxy power (legal proxy) from the broker reflecting your CytoDyn Inc. holdings, along with your name and email address, to our transfer agent, Computershare. Requests for registration must be labeled as “CytoDyn Legal Proxy” and be received no later than 5:00 p.m. Eastern Time, on November 19, 2024. You will receive confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to

Legalproxy@computershare.com

By mail

Send to:

Computershare

CytoDyn Inc. Legal Proxy

P.O. Box 43001

Providence, RI 029403001

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi and internet connection from wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call 1-866-641-4276.

OUTSTANDING VOTING SECURITIES AND QUORUM

Under our Amended and Restated Certificate of Incorporation, as amended, only shares of common stock, par value $0.001 per share, of the Company are entitled to vote at the Annual Meeting. Stockholders of record as of the close of business on September 30, 2024, are entitled to one vote at the Annual Meeting for each share of common stock then held by the stockholder. As of that date, the Company had 1,219,841,932 shares of common stock issued and outstanding. The presence, in person (by attendance at the virtual meeting) or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote will constitute a quorum at the Annual Meeting. Abstentions will be considered present for purposes of determining the presence of a quorum at the Annual Meeting.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. Broker non-votes will not be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the New York Stock Exchange (the “NYSE”) determines that none of the proposals are “routine,” but will be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the NYSE determines that one or more of the proposals is routine. As of the date of this Proxy Statement, we believe that the NYSE will determine that Proposals 1 and 3 are non-routine, but that Proposal 2 is routine.

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware and our Amended and Restated By-laws (our “By-laws”), the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Proposals 2 and 3 will be approved, on an advisory basis, if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal. If a quorum is present, shares that are not represented at the Annual Meeting, shares that abstain from voting, and broker non-votes, if any, will have no effect on the outcome of voting on Proposals 1, 2, and 3.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document to understand the proposals fully.

●	Time and Place of Annual Meeting (see Notice of Annual Meeting of Stockholders): 9:30 am, Pacific Time, on November 22, 2024, solely in virtual format. Stockholders of record as of the close of business on September 30, 2024, or holding a legal proxy, may access the Annual Meeting virtually at https://meetnow.global/MZM9KKF. See “Attendance at the Annual Meeting” above for additional information on how to access the Annual Meeting.
●	Record Date (see pages 2-3): You are entitled to vote on the proposals to be presented at the Annual Meeting if you owned common stock of the Company as of the close of business on September 30, 2024, either of record or in street name.
●	Proposals to be Voted on (see Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include (i) election of five (5) directors to serve on the Board until the 2025 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal; (ii) ratification, on an advisory (non-binding) basis, of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025; and (iii) approval, on an advisory (non-binding) basis, of our named executive officer compensation.
●	Recommendation of the Board (see pages 13-15): The Board recommends that you vote “FOR” the election of the Board’s nominees for director named in this Proxy Statement, as well as “FOR” Proposals 2 and 3.
●	Vote Required: Pursuant to the General Corporation Law of the State of Delaware and our By-laws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Proposals 2 and 3 will be approved, on an advisory basis, if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal. If a quorum is present, shares that are not represented at the Annual Meeting, shares that abstain from voting, and broker non-votes, if any, will have no effect on the outcome of voting on Proposals 1, 2, and 3.
●	How to Vote Your Shares (see page 1): You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. In order to assure that your vote is recorded, please submit your proxy even if you are a stockholder of record as of the close of business on September 30, 2024, and currently plan to virtually attend the Annual Meeting.
●	How to Revoke Your Proxy (see page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

●	Voting of Shares Held in “Street Name” (see page 2): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the NYSE but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the NYSE. The determination of which proposals are deemed routine versus non-routine may not be made by the NYSE until after the date on which this Proxy Statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares.
●	Whom You Should Contact with Questions: If you have any questions or require any assistance in voting your shares, please contact our transfer agent:

Computershare

1-866-641-4276

CytoDyn Inc. Legal Proxy

P.O. Box 43001

Providence, RI 029403001

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors and Board Committees

The following table lists each of our five current directors and sets forth information about their committee memberships:

			Board committees
Director name	Age	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	57	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	54	Yes			M
Karen J. Brunke, Ph.D.	72	Yes		M
Ryan M. Dunlap	54	Yes	C		M
Stephen M. Simes	72	Yes	M	C

Cindicates chair of respective board committee.

Mindicates member of respective board committee.

Board Meetings and Executive Sessions

The Board held 18 meetings during the Company’s fiscal year ended May 31, 2024. During the 2024 fiscal year, each of the then-current directors attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which they served during their tenure on such committee or the Board.

It is our policy that our Board members attend our Annual Meeting. At our 2023 Annual Meeting, all then-current Board members participated in the virtual Annual Meeting.

Board Leadership Structure

Our Board is currently chaired by our non-employee independent director Tanya D. Urbach. Ms. Urbach has served as Board Chair since January 2022. The Board believes its current Board leadership structure, which reflects the separation of the Chair and Principal Executive Officer position, enables the Board to govern in the best interests of the Company and its stockholders.

The Board’s Role in Risk Oversight

Our management is responsible for identifying, assessing, and managing the material risks we face. The Board generally oversees risk management practices and processes and, both as a whole and through the Audit Committee, periodically discusses with management strategic and financial risks associated with our operations, their potential impact on us, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risks and discusses with management and our independent registered public accounting firm our policies and practices with respect to risks and particular areas of risk exposure. The Nominating and Corporate Governance Committee oversees recruitment of potential director nominees and succession planning for our executive positions. The Compensation Committee monitors our incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Cybersecurity

We have established processes for assessing, identifying and managing cybersecurity risks, which are built into our information technology function and are designed to safeguard our information assets and operations from internal and external cyber threats, including protecting employee and patient information from unauthorized access to or attacks on our networks and systems. These processes include physical, procedural and technical safeguards, response plans, regular tests on our systems, incident simulations and routine reviews of our policies and procedures to identify risks and enhance our practices. We also employ processes to identify material risks from cybersecurity threats associated with our use of third-party service providers.

We have engaged external parties, including risk management consultants and computer security firms, to enhance our cybersecurity oversight. In an effort to deter and detect cyber threats, we periodically provide training programs to our employees on issues related to privacy and data protection, cybersecurity risks, and the importance of reporting all incidents immediately. Topics include identifying phishing, password protection, securing confidential data, and mobile security. In addition, we use technology-based tools to mitigate cybersecurity risks and to bolster our employee-based cybersecurity programs. We also perform annual vulnerability assessments, conducted by independent, third-party cybersecurity firms.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct and a Statement of Insider Trading Policy and Related Trading Procedures. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs. The Company intends to disclose any amendments to its Code of Ethics and Business Conduct, or any waivers of the requirements thereof, on its website at the address and location specified above, to the extent permitted or required by applicable SEC rules.

Director Independence

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).

The Board has determined that all of our current directors, Ms. Urbach, Drs. Brunke and Ndhlovu, and Messrs. Dunlap and Simes, are independent as defined in the Nasdaq Rules and none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. See also “Related Person Transactions” below.

Dr. Ndhlovu served on the Company’s Scientific Advisory Board for a period of time. As compensation for that service, Dr. Ndhlovu was granted an option to purchase 50,000 shares of common stock with an exercise price of $3.36 per share that will expire on August 31, 2030, and an option to purchase an additional 50,000 shares of common stock with an exercise price of $0.50 per share that will expire on September 6, 2032. The awards were not subject to disclosure under Regulation S-K Item 404(a), but the Board took them into consideration in determining that Dr. Ndhlovu is independent under the Nasdaq Rules.

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs. A brief description of the composition and the primary responsibilities of our committees is set forth below.

Audit Committee

The primary role of the Audit Committee is to oversee the Company’s financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by our independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held eight meetings during the 2024 fiscal year, of which not less than four meetings were held to review our financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The members of our Audit Committee are currently Mr. Dunlap, Chair, Ms. Urbach, and Mr. Simes, each of whom is an independent director.

The Board has determined that each current member of the Audit Committee is financially sophisticated under the Nasdaq Rules. The Board has also determined that Mr. Dunlap is an “audit committee financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. All current members of the Audit Committee are considered independent because they satisfy the independence requirements prescribed by the Nasdaq Rules, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee reviews and approves our overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including cash incentive compensation and grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans, and changes in director compensation. The Compensation Committee held three meetings during the 2024 fiscal year.

Our Compensation Committee currently consists of Mr. Simes, Chair, Ms. Urbach, and Dr. Brunke, each of whom is an independent director.

The Board has reviewed the source of compensation received by each director currently serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair their ability to make independent judgments about our Company’s executive compensation. The Board has also reviewed all affiliations of the directors currently serving on the Compensation Committee with our Company and its affiliates and determined that there is no relationship that would impair their ability to make independent judgments about our Company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating and Corporate Governance Committee also assists the Board in recruiting and developing succession and continuity plans for principal officer positions. The Nominating and Corporate Governance Committee held six meetings during the 2024 fiscal year.

The current members of the Nominating and Corporate Governance Committee are Ms. Urbach, Chair, Dr. Ndhlovu, and Mr. Dunlap, each of whom is an independent director.

The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Corporate Governance Committee will consider, among other factors:

●	demonstration of ethical behavior;

●	positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;
●	the candidate’s ability to commit sufficient time to the position;
●	the candidate’s understanding of our business and operations; and
●	the need to satisfy independence requirements relating to Board composition.

The Nominating and Corporate Governance Committee evaluates all candidates for director thoroughly, whether they are recommended by the management team, stockholders, or third parties, in accordance with the needs of the Board and the qualifications of the candidate. Stockholders who have recommendations for future director candidates may contact the Board at the Company’s address, 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee evaluates the current composition of the Board in determining whether to recommend the nomination of current directors for re-election. As authorized under its charter, the Nominating and Corporate Governance Committee, as deemed necessary, engages and works with a third-party search firm to assist the committee in locating, recruiting, and vetting potential candidates for election or appointment as directors.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director and recognizes that maintaining a diverse membership with varying backgrounds, perspectives, skills, experiences, and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better serve as effective, engaged stewards of our stockholders’ interests.

When considering directors and nominees, the Nominating and Corporate Governance Committee and the Board focus primarily on the information disclosed in each individual’s resume, references, questionnaire, background check, and personal interview. See “Proposal 1 Election of Directors” for information regarding our five current directors, who have been recommended for re-election as directors by the Nominating and Corporate Governance Committee.

Anti-Hedging Policy

The Board has adopted a policy that prohibits our employees (including officers) and directors, or any of their designees, from engaging in transactions in our capital stock that could create the appearance of misalignment between an employee or director and stockholders and/or create a heightened compliance risk. Engaging in transactions or purchasing financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any securities of the Company held by our employees or directors is prohibited. Prohibited transactions include, but are not limited to, zero-cost collars and forward sale contracts.

Director Compensation

During the 2024 fiscal year, our non-employee director compensation program provided for: (i) $40,000 in annual cash retainer; (ii) an additional annual cash retainer of $30,000 for service as Lead Independent Director or independent Board Chair, (iii) additional annual cash retainers for committee chairs equal to $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Nominating and Governance Committee, (iv) annual cash retainers for committee members of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Governance Committee, and (v) an annual grant of a non-qualified stock option with a grant date fair value of $136,800 and a 10-year term and vesting in equal monthly installments through the end of the applicable fiscal year.

2024 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during the 2024 fiscal year:

		Stock option
Name of non-employee director	Cash fees	awards (1)(2)	Total
Tanya D. Urbach (3)	$97,500	$136,800	$234,300
Lishomwa C. Ndhlovu, M.D., Ph.D.	$45,000	$136,800	$181,800
Karen J. Brunke, Ph.D.	$47,500	$136,800	$184,300
Ryan M. Dunlap	$65,000	$136,800	$201,800
Stephen M. Simes	$65,000	$136,800	$201,800

(1)	Stock option awards represent the grant date fair value of the awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”), as described in Note 7 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024 (the “2024 Form 10-K”), to which reference is hereby made.
(2)	The shares of common stock underlying stock options held by the non-employee directors as of May 31, 2024, are shown in the table below:
Number of shares underlying
Name of non-employee director	outstanding stock option awards
Tanya D. Urbach	1,159,611
Lishomwa C. Ndhlovu, M.D., Ph.D.	1,259,611
Karen J. Brunke, Ph.D.	1,084,611
Ryan M. Dunlap	985,334
Stephen M. Simes	978,012

(3)	Cash fees include annual fees for service as independent Board Chair.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

Under our Certificate of Incorporation and By-laws, the Board is authorized to set the number of directors of the Company. The Board has fixed the number of directors at five. The Board currently consists of five directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the Annual Meeting the following five individuals: Tanya D. Urbach, Lishomwa C. Ndhlovu, M.D., Ph.D., Karen J. Brunke, Ph.D., Ryan M. Dunlap, and Stephen M. Simes, to hold office until next year’s annual meeting of stockholders, and until their successors are duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, the Board may appoint a director to fill the remainder of such term, reduce the size of our Board, or leave the position vacant.

The Board has affirmatively determined that each of the Board’s nominees qualifies as an independent director. None of our Board’s nominees are being elected pursuant to any arrangement or understanding between any of the Board’s nominees and any other person or persons. All of the Board’s nominees have consented to serving as a nominee, being named in this Proxy Statement, and serving as a director if elected. If all of the Board’s nominees are elected at the Annual Meeting, two of our directors will be female and one of our directors will be racially or ethnically diverse.

Nominees and their Qualifications

The following table sets forth information with respect to each person who is nominated for election as a director, including their current principal occupation or employment and age as of September 15, 2024:

				Board committees
Director name	Age	Principal occupation	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	57	Partner, Eagle Bay Advisors	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	54	Professor, Immunology in Medicine and Neuroscience, Weill Cornell Medicine	Yes			M
Karen J. Brunke, Ph.D.	72	Executive Vice President, Corporate and Business Development, Jaguar Health, Inc. (NASDAQ: JAGX)	Yes		M
Ryan M. Dunlap	54	Chief Financial Officer, Gurobi Optimization	Yes	C		M
Stephen M. Simes	72	Independent advisor to companies and organizations in the pharmaceutical industry	Yes	M	C

C	indicates chair of respective board committee.
M	indicates member of respective board committee.

Tanya D. Urbach. Ms. Urbach has been a director since November 24, 2021, and has served as our Board Chair since January 24, 2022. She is currently Partner/Co-Head for Eagle Bay Family Office, which provides family office and investment advisory services to ultra-high net worth clients. Tanya also provides corporate governance and corporate finance advice to Dynepic, Inc., which provides an integrated platform to power immersive training programs for companies and U.S. military forces. From November 2020 through March 31, 2021, Ms. Urbach was a sole practitioner advising broker-dealers, investment advisors and their professionals. From January 2019 through October 2020, she was a shareholder at the law firm Markun, Zusman, Freniere & Compton in Portland, Oregon. She served as General Counsel for Paulson Investment Company, LLC, a registered broker-dealer that provides investment banking services to the Company from time to time, from July 2015 until January 2019, providing advice regarding corporate governance, securities regulatory compliance, corporate finance, and other legal and securities-related issues. Ms. Urbach earned her bachelor’s degree at the Clark Honors College at the University of Oregon and her law degree at Lewis & Clark Law School. She served on the Executive Committee of the Oregon State Bar Securities Regulation Section from 2007 through 2015 and 2019 to 2021. She brings extensive training and expertise in the conduct of securities offerings, securities litigation, corporate finance and business growth, corporate governance, and other corporate business and legal issues to the Board.

Lishomwa C. Ndhlovu, M.D., Ph.D. Dr. Ndhlovu has been a director since November 24, 2021, and previously served on the Company’s Scientific Advisory Board. Appointed to Weill Cornell Medicine in 2019, he is the Herbert J. and Ann L. Siegel Distinguished Professor of Medicine in the Division of Infectious Diseases and holds a secondary appointment as a tenured Professor of Immunology in Neuroscience at the Feil Family Brain and Mind Institute. Before joining Weill Cornell Medicine, Dr. Ndhlovu was on the faculty at the University of Hawaii and University of California San Francisco from 2010 to 2019. As co-leader of the $26.5 million NIH-supported Martin Delaney Collaboratory, “HOPE”, testing novel retroviral silencing and gene editing approaches towards an HIV cure, and the $11 million NIH- funded “SCORCH” consortium, investigating how substances that can lead to addition modify effects of HIV in the brain, he is a recognized expert in basic and complex translational immunology and engineered immunotherapy research. He has focused much of his work on confronting the challenges of HIV and aging, addressing molecular mechanism of HIV pathogenesis, complications, and persistence. Dr. Ndhlovu received his M.D. from the University of Zambia and his Ph.D. from Tohoku University in Japan and is an elected Fellow of the American Academy of Microbiology, Chair of the American foundation for AIDS (amfAR) Research Scientific Advisory Committee and California HIV Research Program and member on the NIH/NIAID Office of AIDS Research Advisory Committee. He brings a deep understanding of the complications associated with HIV and research expertise in major arenas in which the Company is studying its drug product to the Board.

Karen J. Brunke, Ph.D. Dr. Brunke was appointed as a director effective April 1, 2022. Dr. Brunke has over 30 years of scientific, operational, clinical, senior executive, and corporate/business development managerial experience with large and small biotechnology companies. She is currently the Executive Vice President of Corporate and Business Development at Jaguar Health, Inc. (JAGX), a position she has held since September 2021, following seven months as an independent consultant to Jaguar. Jaguar is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Since January 2023, Dr. Brunke has also served as acting CEO of Magdalena Biosciences, Inc., a joint venture of Jaguar and Filament Health Corp (FH.NE and FLHLF) funded by OneSmallPlanet. During her career, Dr. Brunke has been a business development and strategy consultant to multiple companies and was instrumental in the initiation of several startup companies, including during the period from 2017 through 2020. Dr. Brunke was part of the executive team that merged Mercator Genetics Inc. with Progenitor, a subsidiary of Interneuron Pharmaceuticals, in 1999 and helped take the resulting company public. Dr. Brunke was Chief Operating Officer of Anexus Pharmaceuticals, a subsidiary of the Japanese public company MediBic, responsible for in- and out-licensing assistance for Japanese companies, from 2004 through June 2006, and was founding Chief Executive Officer of Cardeus Pharmaceuticals, a neuroscience company, from 2011 through March 2014. Dr. Brunke received her BA in Biochemistry as well as a Ph.D. in Microbiology from the University of Pennsylvania. Her many years of service in executive management, business development, operations, and corporate development roles at biotechnology companies are of valuable assistance to the Board.

Ryan M. Dunlap. Mr. Dunlap was appointed as a director effective August 24, 2022. Mr. Dunlap has over 27 years of experience in finance and operations leadership, developing significant expertise in strategy setting, improving operational efficiency and effectiveness, fundraising and investor relations, financial reporting and compliance, and risk management. Mr. Dunlap joined Gurobi Optimization, a company that offers customers a mathematical optimization solver to address business problems, in October 2019. Prior to that, he was CFO beginning in January 2016, as well as COO beginning in December 2017, at MolecularMD (now ICON Specialty Labs), a growth equity-backed molecular diagnostics company. Mr. Dunlap also previously served as the CFO of Galena Biopharma, Inc., a publicly traded biotechnology and pharmaceutical sales company. Earlier in his career, Mr. Dunlap held various financial and operational leadership roles in large, multinational organizations, and spent 11 years with public accounting firms such as PricewaterhouseCoopers LLP (“PwC”), KPMG, and Moss Adams, where he provided business assurance and advisory services to both public and private companies predominately in the software, technology, and life sciences industries. Mr. Dunlap earned a B.S. degree in Accounting from the University of Oregon and is an active licensed CPA in the state of Oregon. His expertise as an “audit committee financial expert,” particularly in matters faced by the audit committee of a biotechnology company, as well as his significant experience in executive management, finance, operations, and strategic planning, is of valuable assistance to the Board.

Stephen M. Simes. Mr. Simes was appointed as a director effective October 13, 2022. Mr. Simes brings extensive experience to our Board through his service as CEO or a director of a number of pharmaceutical companies, both public and private. His career in the pharmaceutical industry started over 40 years ago with G.D. Searle & Co. (now a part of Pfizer Inc.). He has been an independent advisor to companies and organizations in the pharmaceutical industry since 2016 and is currently Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago, Illinois. Mr. Simes also serves as a director of BioLife4D Corporation, a private company developing a patient-specific, fully functioning human heart using 3D bioprinting and the patient’s own cells and currently preparing for an IPO. He is also chairman of the board of Bio-XL Limited, an Israeli company developing products in oncology. Mr. Simes was the CEO of RestorGenex Corporation from 2014 to 2016, when it was acquired by Diffusion Pharmaceuticals. From 1998 to 2013, Mr. Simes was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals Inc. in June 2013. He previously served on the boards of directors of Therapix Biosciences (2016 - 2020), RestorGenex Corporation (2014 - 2016), Ceregene, Inc. (2009 - 2013), BioSante Pharmaceuticals (1998 - 2013), Unimed Pharmaceuticals, Inc. (1994 - 1997), Bio-Technology General (1993 - 1995), and Gynex Pharmaceuticals, Inc. (1989 - 1993). He has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University. Mr. Simes brings substantial biotech experience to the board, including in the realms of corporate governance, executive management, operations, business development, drug development and capital markets. He also has substantial experience serving on boards of both privately owned and publicly traded entities.

Vote Required

The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes properly cast will be elected, provided that a quorum is present at the Annual Meeting. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the nominees for election as directors listed below as a group, or for or withheld from each individual nominee. Shares that are not represented at the Annual Meeting, shares that are withheld, and broker non-votes will have no effect on the outcome of the election. If for some unforeseen reason a Board nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The Board recommends that stockholders vote “FOR” the election of the five nominees named above.

PROPOSAL 2

ADVISORY VOTE ON RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has selected Marcum LLP as our independent registered public accounting firm to examine our financial statements for the fiscal year ending May 31, 2025. The selection of independent auditors is not required to be submitted to a stockholder vote by our governance documents or applicable law. However, our Board considers it desirable for stockholders to vote on the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of Marcum LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions and broker non-votes, if any, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote “FOR” ratification of the selection of Marcum LLP as our independent registered public accounting firm for fiscal 2025.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) includes a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also includes a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2019 Annual Meeting, our stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of our executive officers again this year. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this Proxy Statement.

A detailed description of the compensation paid to the executive officers named in the compensation tables included in this Proxy Statement appears below under the heading “Executive Compensation.”

Our philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During the 2024 fiscal year, the main components of executive compensation, as shown in the Summary Compensation Table in this Proxy Statement, included base salary, cash incentive compensation, and time-vested stock options.

This vote is advisory and therefore not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements. The next stockholder advisory vote to approve executive compensation will be held at our 2025 Annual Meeting.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote, on an advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved on an advisory basis.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this Proxy Statement.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On September 19, 2023, the Company received notice from its then independent registered public accounting firm, Macias Gini & O’Connell LLP (“MGO”), informing the Company that MGO would not stand for re-election as the Company’s registered public accounting firm for the 2024 fiscal year. The audit reports of MGO on the Company’s financial statements for the fiscal years ended May 31, 2022 and May 31, 2023, included in its Annual Reports on Form 10-K filed on August 15, 2022, and September 14, 2023, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for the expression, in MGO’s audit reports dated August 15, 2022, and September 14, 2023, that there was substantial doubt as to the Company’s ability to continue as a going concern. During the fiscal years ended May 31, 2022 and May 31, 2023, as well as the subsequent interim period, there had been no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and MGO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MGO, would have caused MGO to make reference to the subject matter of the disagreements in connection with its reports. Other than the material weaknesses described in MGO’s opinion on the Company’s internal control over financial reporting dated August 15, 2022, that was included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022, which report concluded that the Company’s internal control over financial reporting was ineffective as of that date (as further described in Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2023, in which the Company’s management concluded that, following remediation efforts during the 2023 fiscal year, the Company’s internal control over financial reporting was effective as of May 31, 2023), there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the Company’s fiscal years ended May 31, 2022 and May 31, 2023, or during the subsequent interim period through September 19, 2023. The material weaknesses related to the accounting treatment of certain equity transactions and the design and operating effectiveness of the Company’s information technology general controls.

On October 6, 2023, the Audit Committee engaged BF Borgers CPA PC (“BF Borgers”) and appointed the firm as the Company’s independent registered public accounting firm for the Company’s fiscal year ended May 31, 2024. Thereafter, on May 6, 2024, the Company, at the direction of the Audit Committee, dismissed BF Borgers as the Company’s independent registered public accounting firm. The Company promptly took action to dismiss BF Borgers following the entry of an order by the SEC on May 3, 2024, that permanently bars BF Borgers and its principal from appearing or practicing before the SEC. BF Borgers did not perform an audit of the Company’s financial statements during its engagement and, consequently, did not issue an adverse or qualified opinion or disclaimer of opinion with respect to the Company’s audited financial statements. There were no disagreements between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any “reportable events” during its engagement.

On June 28, 2024, the Audit Committee engaged Marcum LLP and appointed the firm as the Company’s independent registered public accounting firm, effective immediately, to perform audit services for the Company’s fiscal year ended May 31, 2024, and review services for the quarters ending August 31, 2024, November 30, 2024, and February 28, 2025. As described under “Proposal 2 Advisory Vote on Ratification of Independent Registered Public Accounting Firm,” the Audit Committee has selected Marcum LLP to audit the Company’s annual consolidated financial statements for the fiscal year ending May 31, 2025.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee’s policy is to pre-approve all engagements for audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved 100% of the audit-related fees described below.

Fees Paid to Principal Independent Registered Public Accounting Firms

The fees charged by MGO for its professional services performed relating to fiscal years 2024 and 2023 are shown in the table below:

Services rendered	2024	2023
Audit Fees (1)	—	$561,928
Audit-Related Fees (2)	$69,677	—
Total Audit and Audit-Related Fees	69,677	561,928
Tax Fees (3)	—	—
All Other Fees (4)	—	—
Total Fees	$69,677	$561,928

(1)	Audit fees covered the annual audit of our financial statements for the 2023 fiscal year and quarterly reviews during fiscal year 2023.
(2)	Audit-related fees related to review of our Registration Statements on Form S-1, related accountants’ consents, and other matters.
(3)	Tax fees relate to tax returns, year-end tax planning, and other tax advice. No tax services were performed by MGO during fiscal years 2024 or 2023.
(4)	MGO did not perform any other professional services during fiscal years 2024 or 2023, including any non-audit services as described in paragraph (c)(4) of Rule 2-01 of Regulation S-X.

The fees charged by BF Borgers for its professional services performed during fiscal year 2024 are shown in the table below:

Services rendered	2024
Audit Fees (1)	$99,000
Audit-Related Fees (2)	—
Total Audit and Audit-Related Fees	99,000
Tax Fees (3)	—
All Other Fees (4)	—
Total Fees	$99,000

(1)	Audit fees covered three quarterly reviews performed during fiscal year 2024.
(2)	BF Borgers did not perform any audit-related services related to fiscal year 2024.
(3)	BF Borgers did not perform any tax-related services during fiscal year 2024.
(4)	BF Borgers did not perform any other professional services during fiscal year 2024, including any non-audit services.

Marcum LLP invoiced the approximate amounts shown in the table below for professional services performed relating to fiscal year 2024:

Services rendered	2024
Audit Fees (1)	$107,550
Audit-Related Fees (2)	—
Total Audit and Audit-Related Fees	107,550
Tax Fees (3)	—
All Other Fees (4)	—
Total Fees	$107,550

(1)	Audit fees covered the annual audit of our financial statements for the 2024 fiscal year.
(2)	Marcum LLP did not perform any audit-related services related to fiscal year 2024.
(3)	Marcum LLP did not perform any tax services during fiscal year 2024.
(4)	Marcum LLP did not perform any other professional services during fiscal year 2024, including any non-audit services.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended May 31, 2024, the Audit Committee met with management and our independent auditors, Marcum LLP, to review our accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2024. The Audit Committee discussed and reviewed with Marcum LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as the Company’s internal control over financial reporting. Marcum LLP also provided the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning Marcum LLP’s independence to the Audit Committee, and the Audit Committee has discussed with Marcum LLP its independence.

Based on its review and discussions with management and Marcum LLP, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Ryan M. Dunlap, Chair

Stephen M. Simes

Tanya D. Urbach

October 11, 2024

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Information about our current executive officers is set forth below:

Name	Age	Position
Dr. Jacob Lalezari	65	Chief Executive Officer
Mitchell Cohen	68	Interim Chief Financial Officer
Tyler Blok	37	Corporate Secretary, and Chief Legal Officer

Dr. Jacob P. Lalezari. Dr. Lalezari has served as the Company’s Chief Executive Officer and principal executive officer since January 26, 2024, after previously serving as the Company’s Interim CEO beginning November 17, 2023. Dr. Lalezari is currently the CEO and Medical Director of Lalezari Medical Corp., dba Quest Clinical Research (“Quest”), a company he founded in 1989. Dr. Lalezari has also served as a board member and Medical Director of Siempre Unidos, a nonprofit that operates HIV and primary care treatment clinics in Honduras, since 2006, the Chief Medical Officer of Virion Therapeutics, LLC, in 2018, and a board member and the Vice President of NP2, a non-profit pharmaceutical company, since 2018. He previously served as CytoDyn’s interim Chief Medical Officer and/or Chief Science Advisor from March 2020 to November 2020. Dr. Lalezari received his M.D. from the University of Pennsylvania, his M.A. from the University of Virginia, and his B.A. from the University of Rochester. He also holds a board certification from the American Board of Internal Medicine.

Mitchell Cohen. Mr. Cohen has been engaged as an independent contractor by InterimExecs since January 2024. He has served as the Company’s interim Chief Financial Officer since February 1, 2024, pursuant to an agreement between the Company and InterimExecs. He has more than 30 years of financial, operations and general business experience as a senior executive of both public and private companies. During the six years preceding 2024, Mr. Cohen provided financial consulting and chief financial officer services to a variety of public and private companies through MMC Ventures, LLC, Business Talent Group and, beginning in April 2022, Randstad Professionals US, LLC. Through those consulting firms, he served as interim chief financial officer of Blue Apron Holdings, Inc., a distributor of prepared meals, from October 2022 to November 2023; Redbox Entertainment Inc., an entertainment and software company, from May through August 2022; and Cerence Inc., a software company, from February through April 2022; and served as chief financial officer of Bolt Mobility, a startup micro mobility company, from March 2021 to January 2022. Mr. Cohen earned his bachelor’s degree in economics from Queens College.

Tyler Blok. Mr. Blok has served as the Company’s in-house legal counsel since July 25, 2022, was appointed by the Board as Executive Vice President of Legal Affairs effective August 15, 2023, and later Chief Legal Officer effective September 27, 2024. Prior to joining the Company, Mr. Blok was an attorney at Buckley Law P.C., from 2021 to 2022, working in the firm’s business and transactional practice group, representing corporate clients in the mergers and acquisitions process, and advising business clients in relation to corporate governance matters. From 2013 to 2021, Mr. Blok worked at Markun Zusman Freniere & Compton LLP as both a law clerk and an attorney, later associating with TT&E Law Group LLP (2020 - 2021), where he represented various corporate clients in arbitration matters, complex commercial disputes, securities litigation, and regulatory examination and enforcement matters. Mr. Blok earned his bachelor’s degree at Western Oregon University and his law degree at Lewis & Clark Law School.

EXECUTIVE COMPENSATION

Summary of our Executive Compensation Program

The following summary of the Company’s executive compensation program provides information regarding the compensation awarded to, earned by, or paid to the three individuals who served as the Company’s principal executive officer during the fiscal year ended May 31, 2024, Jacob Lalezari, M.D., Antonio Migliarese, and Cyrus Arman, and our two other executive officers as of May 31, 2024, Mitchell Cohen, and Tyler Blok. We refer to these five individuals as our “named executive officers.” No other individuals served as executive officers of the Company during fiscal year 2024.

Executive Compensation Policies and Procedures

Our Company believes that our executive compensation program should be designed to attract, motivate and retain highly qualified executives by paying them competitively and rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, thereby aligning our executives’ behavior with long-term stockholder interests. The Board’s Compensation Committee is tasked with reviewing compensation policies and practices applicable to all executive officers. Effective July 2, 2021, the Compensation Committee adopted a written policy regarding executive compensation to govern the committee in making its determinations and fulfilling its responsibilities. Under the policy, the Compensation Committee will:

●	be composed of at least three members who are independent directors as provided under the Nasdaq Rules or rules of another applicable national securities exchange on which the Company’s stock is listed;
●	select and engage one or more independent compensation advisors and receive written recommendations from such advisors to assist the Compensation Committee in determining types and levels of compensation for executive officers and non-employee directors on an annual basis;
●	assess the compensation levels and composition of the Company’s peer group annually, based on factors the Compensation Committee deems relevant after discussion with its independent compensation advisor(s), and consider for selection as peers, as deemed appropriate by the Compensation Committee, companies that are operating in the same industries as the Company and have similar market capitalization;
●	consider and approve the compensation elements of the Company’s executive officers annually, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation, and the composition of executive compensation in terms of base salary, deferred compensation, performance-based compensation, equity-based compensation, and other benefits to be provided to executive officers; this decision-making process will be followed once per year, including evaluation of the achievement of goals for the most recent performance period(s) and establishment of goals for the ensuing performance period(s);
●	consider and approve the annual compensation for non-employee directors for each fiscal year, including cash retainers for service as directors and as members of Board committees, equity-based compensation, and other benefits to be provided to non-employee directors; and
●	refrain from recommending or approving bonuses to non-employee directors based on Company performance.

The policy expressly permits the Compensation Committee to make decisions regarding executive or director compensation in connection with the addition of new directors, the hiring of new executive officers or promotion of existing executive officers, and other circumstances that are, in the judgment of the Compensation Committee, exceptional. All decisions of the Compensation Committee are reported to our Board.

Role of Independent Compensation Consultant

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate its independent compensation advisors and to approve their fees and terms of engagement. In June 2022, the Compensation Committee retained Aon/Radford (“Aon”) as its independent compensation consultant. The Compensation Committee selected Aon in part due to its experience in developing comparative compensation analyses by industry. Aon was asked to refresh the Company’s peer group for compensation comparison purposes, to provide comparative information regarding executive compensation at peer companies, and to assist in designing the Company’s executive compensation program for the 2024 fiscal year. The peer group approved by the Compensation Committee in June 2022 was composed of 22 pre-revenue, publicly traded companies with one to five drugs under development and located in biotech hubs throughout the United States.

Base Salaries

Based on comparative compensation information provided by Aon in April, June, and September 2024, the Compensation Committee fixed the base salaries of the Company’s executive officers as follows: Mr. Migliarese’s annual base salary for fiscal 2024 was fixed at $421,600, identical to his salary for fiscal year 2023; Mr. Blok’s annual base salary, effective August 15, 2023, the date on which he was appointed Executive Vice President of Legal Affairs, was fixed at $315,000; and Dr. Lalezari’s annual base salary, upon his appointment as Interim CEO effective November 17, 2023, was fixed at the statutory minimum under California law of approximately $66,650, and was increased to $400,000 upon his promotion to CEO effective January 26, 2024.

In accordance with the January 10, 2024, consulting agreement between the Company and InterimExecs relating to Mr. Cohen’s services as the Company’s Interim CFO, the Company pays InterimExecs a fixed rate of $48,000 per month.

Annual Cash Incentive Plan and Cash Bonuses

Annual cash incentives are paid based on the Compensation Committee’s determinations regarding the satisfaction of corporate or individual performance goals, if any, established by the committee and the committee’s evaluation of the individual performance of each executive officer in its sole discretion. Effective January 26, 2024, Dr. Lalezari’s target bonus was set at 40% of his base salary earned during the 2024 fiscal year. Mr. Blok’s target cash incentive payment was set at 40% of his base salary level following his promotion during the 2024 fiscal year. Mr. Migliarese did not receive a bonus for the 2024 fiscal year due to his departure from the Company on February 15, 2024. Mr. Cohen is not eligible for a bonus under the terms of the Company’s consulting agreement with InterimExecs.

In September 2024, the Compensation Committee approved the payment of non-equity incentive compensation to Tyler Blok in the amount of $100,000, representing approximately 75% of the target cash incentive he was eligible for in fiscal year 2024, based on his level of achievement of his assigned performance goals. The goals related to the lifting of the Food and Drug Administration’s clinical hold on clinical studies of leronlimab and the resolution of certain significant disputes with third parties on terms materially favorable to the Company. The Compensation Committee determined that a fourth performance goal, relating to obtaining a material strategic partnership or licensing transaction, was not met. All performance goals were among the Company’s objectives established by the Board for fiscal year 2024. Also in September 2024, the Compensation Committee approved a discretionary cash bonus for Dr. Lalezari totaling $70,000 for services in the 2024 fiscal year, based primarily on the lifting of the clinical hold.

Long-Term Equity Incentives

We provide long-term incentives to our named executive officers under the 2012 Plan. For the 2024 and 2023 fiscal years, equity awards were granted based on advice from Aon regarding the predominant practices of pre-revenue biotech companies.

On March 7, 2024, the Compensation Committee granted Dr. Lalezari a nonqualified stock option to purchase 3,000,000 shares of common stock in connection with his promotion to CEO in January 2024. The options vest over a four-year period. On January 3, 2024, the Compensation Committee granted Mr. Blok a nonqualified stock option to purchase 1,000,000 shares of common stock that will vest ratably in 48 equal monthly installments ending on May 31, 2027 (such that seven installments were vested on the grant date).

On January 3, 2024, the Compensation Committee also determined to cancel all stock options held by then employees of the Company, including executive officers, with exercise prices above $0.35 per share. The Compensation Committee took this action primarily because (i) the outstanding stock options no longer provided an incentive for exceptional performance due to being significantly out-of-the-money and (ii) cancellation and replacement of the existing stock options would result in less dilution to stockholders than granting additional stock options with a lower exercise price. As a result of the Compensation Committee’s action, stock options held by then and former executive officers with exercise prices ranging from $0.54 to $5.57 per share were cancelled as follows: Mr. Migliarese, stock options for 1,880,222 shares; Mr. Blok, stock options for 100,000 shares; and Dr. Arman, stock options for 1,575,557 shares. The Compensation Committee approved the concurrent grant of new nonqualified stock options to the Company’s executive officers with an exercise price of $0.21 per share for a number of shares equal to the total number of options cancelled and with an identical vesting schedule as the cancelled options. Stock options provide our executives with opportunities for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Stock options are granted to executives with an exercise price equal to or above the closing sale price of our common stock on the OTCQB on the grant date. Our long-term performance ultimately determines the value of stock options because gains from stock option exercises are entirely dependent on long-term appreciation in the price of our common stock. As a result, we believe stock options encourage our executives and other employees to focus on creating shareholder value. Nonqualified stock options do not provide holders with the tax advantages afforded to holders of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended; rather, they benefit the Company by permitting it to deduct compensation expense for tax purposes when options are exercised in an amount equal to the compensation income recognized by the option holder.

Cyrus Arman, Ph.D., received awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) under the 2012 Plan pursuant to his employment agreement executed in July 2022 when he was elected by the Board as the Company’s President. The awards were forfeited on July 7, 2023, in connection with his acceptance of the part time, nonexecutive position of Senior Vice President, Business Operations.

Executive Compensation Tables

The following table sets forth information regarding the compensation of our named executive officers for our fiscal years ended May 31, 2024 and 2023.

Summary Compensation Table

					Stock	Non-equity
				Stock	option	incentive plan	All other
		Salary	Bonus	awards	awards	compensation	compensation
Name and Principal Position	Year	($)(6)	($)(7)	($)(8)	($)(9)	($)(7)	($)(10)	Total ($)
Jacob Lalezari, M.D.(1)	2024	152,242	70,000	—	459,624	—	3,500	685,366
Chief Executive Officer
Mitchell Cohen(2)	2024	218,400	—	—	—	—	—	218,400
Interim Chief Financial Officer
Tyler Blok(3)	2024	291,042	—	—	176,055	100,000	8,731	575,828
Chief Legal Officer
Cyrus Arman, Ph.D.(4)	2024	270,000	—	—	109,487	—	8,100	387,587
President	2023	394,700	—	375,000	750,000	—	8,711	1,528,411
Antonio Migliarese(5)	2024	384,724	—	—	90,556	—	7,961	483,241
Chief Financial Officer	2023	428,418	—	—	1,318,800	—	10,065	1,757,283

(1)	Dr. Lalezari was appointed as the Company’s interim Chief Executive Officer effective November 17, 2023, and was appointed as Chief Executive Officer on January 26, 2024.

(2)	Mr. Cohen is an independent contractor and was appointed as the Company’s Interim Chief Financial Officer effective February 1, 2024. The terms of Mr. Cohen’s compensation are set forth in an agreement between the Company and InterimExecs.
(3)	Mr. Blok was appointed as Executive Vice President of Legal Affairs effective August 15, 2023. His compensation is shown for the full 2024 fiscal year.
(4)	Dr. Arman was appointed President on July 9, 2022. He was placed on medical leave beginning May 18, 2023, through July 6, 2023, when he resigned from that position. He was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, effective July 7, 2023. His compensation for the 2024 fiscal year is shown for the full fiscal year.
(5)	Mr. Migliarese also served as Interim President from January 24, 2022 through July 9, 2022, as well as beginning May 18, 2023, through November 17, 2023. He resigned as Chief Financial Officer effective January 31, 2024, and left the Company on February 15, 2024.
(6)	Beginning March 31, 2022, through November 30, 2022, 25% of Mr. Migliarese’s salary was paid in the form of shares of common stock instead of cash. The amount reflecting the value of shares of common stock included in the Salary column in fiscal 2023 for Mr. Migliarese was $51,875.
(7)	See “Annual Cash Incentive Plan and Cash Bonuses” below. No bonuses were awarded for services in the 2023 fiscal year.
(8)	The amount shown for stock awards represents the aggregate grant date fair value of an award of restricted stock units (“RSUs”) to Dr. Arman in fiscal 2023. The RSUs were scheduled to vest in four equal annual installments, subject to continued employment through the applicable vesting date. Awards subject to performance conditions (“PSUs”) that were made to Dr. Arman in fiscal 2023 were deemed to have zero fair value based on the probable outcome of the performance conditions on the grant date. The value of the PSUs at the grant date, assuming the performance conditions were met at the maximum level (100%), was $375,000. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations as of July 7, 2023, the RSUs and PSUs were forfeited.
(9)	Stock option awards represent the aggregate grant date fair value of the awards pursuant to ASC 718, as described in Note 7 to the consolidated financial statements for the fiscal year ended May 31, 2024, included in the 2024 Form 10-K.
(10)	See “Annual Cash Incentive Plan and Cash Bonuses” below. No non-equity incentive plan compensation was paid to the named executive officers for services in the 2023 fiscal year.
(11)	Represents our qualified non-elective contributions to the Company’s 401(k) employee savings plan. The total value of all personal benefits received by any named executive officer in fiscal years 2023 and 2024 was less than $10,000.

Outstanding Equity Awards at 2024 Fiscal Year-End

The table below shows equity awards held by our named executive officers as of May 31, 2024.

	Number of		Number of
	securities		securities
	underlying		underlying
	unexercised		unexercised		Option		Option
	options (#)		options (#)		exercise		expiration
Name	exercisable		unexercisable		price ($)		date
Jacob Lalezari, M.D.	125,000		2,875,000	(2)	$0.21		3/7/2034
Tyler Blok	45,830		54,170	(3)	$0.21	(7)	7/25/2032
	70,580		79,420	(4)	$0.35		11/1/2032
	249,996		750,004	(5)	$0.21		1/3/2034
Cyrus Arman, Ph.D.	1,575,557	(1)	—		$0.21	(7)	9/20/2032
	112,500		337,500	(5)	$0.21		1/3/2032
Antonio Migliarese	50,000		—	(6)	$0.21	(7)	8/15/2025
	50,000		—	(6)	$0.21	(7)	8/15/2025
	100,00		—	(6)	$0.21	(7)	8/15/2025
	33,300		—	(6)	$0.21	(7)	8/15/2025
	666,000		—	(6)	$0.21	(7)	8/15/2025
	315,104		—	(6)	$0.21	(7)	8/15/2025
	1,910,640		—	(6)	$0.35		8/15/2025

Note: All awards in the table are subject to forfeiture in the event Continuous Service, as the term is defined in the Company’s 2012 Equity Incentive Plan (the “2012 Plan”), terminates prior to the applicable vesting date.

(1)	In connection with Dr. Arman’s appointment to the non-executive position of Senior Vice President, Business Operations, vesting of the options was accelerated as follows: 630,222 shares vested on July 7, 2023, and the balance vested in six equal monthly installments beginning on August 9, 2023.
(2)	Vests in 46 equal monthly installments beginning on June 7, 2024.
(3)	Vests in 26 equal monthly installments beginning on June 30, 2024.
(4)	Vests in 24 equal monthly installments beginning on June 30, 2024.
(5)	Vests in 36 equal monthly installments beginning on June 30, 2024.
(6)	Effective February 15, 2024, the Compensation Committee approved the amendment of Mr. Migliarese’s stock options to be fully vested and exercisable and extended the post-termination exercise period from 90 days following termination to August 15, 2025.
(7)	See “Long-Term Equity Incentives” below for discussion of the cancellation and replacement of outstanding stock options for stock options with an exercise price of $0.21 per share.

Pay Versus Performance

The following table presents information regarding our executive compensation pay relative to corporate performance of our principal executive officers (“PEOs”), and non-PEO named executive officers (“non-PEO NEOs”) for fiscal years 2024, 2023 and 2022.

			Average		Value of Initial
			Summary	Average	Fixed $100
			Compensation	Compensation	Investment
	Summary		Table Total	Actually Paid	Based
	Compensation	Compensation	For	to	On Total
	Table Total	Actually Paid	Non-PEO	Non-PEO	Shareholder	Net Loss
	For PEO	To PEO(3)	NEOs	NEOs	Return	(In Thousands)
Year	($)	($)	($)	($)	($)	($)
2024 – Jacob Lalezari	685,366	636,594	397,114	376,750	61.53	49,841
2024 – Antonio Migliarese	483,241	(9,546)	397,114	376,750	61.53	49,841
2024 – Cyrus Arman	387,587	185,833	397,114	376,750	61.53	49,841
2023 – Antonio Migliarese	1,757,283	1,587,130	1,365,675	1,431,753	81.25	79,824
2023 – Cyrus Arman	1,528,411	915,401	1,365,675	1,431,753	81.25	79,824
2022 – Antonio Migliarese	1,747,529	1,298,116	1,815,434	275,955	52.63	210,820
2022 – Nader Pourhassan	6,028,771	3,598,472	1,815,434	275,955	52.63	210,820

(1)	Jacob Lalezari, M.D., Antonio Migliarese, and Cyrus Arman, Ph.D., each served as the Company’s PEO for a portion of the 2024 fiscal year, and Tyler Blok and Mitchell Cohen were the Company’s non-PEO NEOs.
(2)	Mr. Migliarese and Dr. Arman each served as the Company’s PEO for a portion of the 2023 fiscal year, and Scott Kelly, M.D., and Nitya Ray, Ph.D., were the Company’s non-PEO NEOs.
(3)	Mr. Migliarese and Nader Pourhassan, Ph.D., each served as our Company’s PEO for a portion of the 2022 fiscal year, and Dr. Kelly, Dr. Ray, and Dr. Chris Recknor were the Company’s non-PEO NEOs.
(4)	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described for the 2024 fiscal year in the tables below.

Compensation Actually Paid reflects adjustments to the values of awards of stock options shown in the Summary Compensation Table for the 2024 fiscal year as set forth in the tables below.

				Change in
		Decrease for		Fair
		Year-	Change in	Value of
		end Fair	Fair	Unvested
		Value of	Value of	Equity
		equity	Unvested	Awards
		Awards	Equity	that Vested		Deduction for Fair
		Granted	Awards	During		Value of
		during	From Prior	Year from	Dividends Paid	Awards Granted
	Summary	Year that	Year-	Prior Year-	on Awards	in Prior Years
	Compensation	Remained	End to	end to	During Year	that	Compensation
	Table	Unvested at	Current	Vesting	Prior to	Were Forfeited	Actually
	Total	Year-end	Year-end	Date	Vesting Date	During Year	Paid
PEO Year	($)	($)	($)	($)	($)	($)	($)
2024 - Jacob Lalezari	685,366	(48,772)	—	—	—	—	636,594
2024 - Antonio Migliarese	483,241	—	—	(27,661)	—	(465,125)	(9,546)
2024 - Cyrus Arman	387,587	(13,349)	—	(20,301)	—	(168,104)	185,833
2023 - Antonio Migliarese	615,366	(415,142)	(10,348)	255,336	—	—	1,587,129
2023 - Cyrus Arman	1,528,411	(613,010)	—	—	—	—	915,401
2022 – Antonio Migliarese	1,747,529	(235,061)	(157,689)	(56,663)	—	—	1,298,116
2022 – Nader Pourhassan	6,028,771	—	—	(5,500)	—	(2,424,799)	3,598,472

Average
Change in
		Average		Fair
		Decrease for	Average	Value of
		Year-	Change in	Unvested
		end Fair	Fair	Equity
		Value of	Value of	Awards
		equity	Unvested	that
		Awards	Equity	Vested		Average
		Granted	Awards	During	Average	Deduction for Fair
	Average	during	From	Year from	Dividends Paid	Value of
	Summary	Year that	Prior	Prior	on Awards	Awards Granted	Average
	Compensation	Remained	Year-End to	Year-end to	During Year	in Prior Years that	Compensation
	Table	Unvested at	Current	Vesting	Prior to	Were Forfeited	Actually
NON-PEO	Total	Year-end	Year-end	Date	Vesting Date	During Year	Paid
NEOS YEAR	($)	($)	($)	($)	($)	($)	($)
2024	347,114	(14,832)	(4,662)	(870)	—	—	326,750
2023	1,365,675	—	—	213,893	—	(147,815)	1,431,753
2022	1,815,434	(1,042,395)	(431,089)	(65,995)	—	—	275,955

Additional Compensation Information

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make “safe harbor” qualified non-elective contributions, which vest immediately, equal to 3% of each participant’s salary, up to the maximum limit permitted under Section 401(k). In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, up to the maximum limit under the Internal Revenue Code. We do not have any other defined benefit pension plan or profit sharing or retirement plan.

Employment Agreements

The Company has entered into employment agreements with Dr. Lalezari and Mr. Blok that provide for an indefinite term of employment until terminated under the terms of the agreement, payment of a base salary (as adjusted by the Compensation Committee from time to time), a target bonus under the Company’s annual cash incentive plan described above, equity awards under the 2012 Plan (or any successor plan) as determined by the Compensation Committee, and benefits generally made available to the Company’s senior leadership. Mr. Cohen’s employment is pursuant to a consulting agreement with InterimExecs as described under “Base Salaries” above. Either party may terminate the agreement upon 30 days’ written notice.

Our current executive officers, other than Mr. Cohen, are eligible to participate in our short- and long-term incentive plans, with a target annual bonus equal to a percentage of annual base salary, as set by the Compensation Committee. The actual amount of the target awards paid is based on the Compensation Committee’s evaluation of the level of achievement of related performance goals or individual performance and are payable, as determined by the Compensation Committee, either in cash in full, or 50% in cash and 50% in unrestricted shares of common stock. The executive must remain actively employed by the Company through the date of a cash incentive payment to be entitled to payment.

Payments upon Termination of Employment, Death or Disability, or Change in Control

The only current executive officer of the Company entitled to severance or similar benefits upon termination of employment is Mr. Blok. Under Mr. Blok’s employment agreement, in the event we terminate his employment without cause in the absence of a change in control, and subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, he will be entitled to (x) a lump sum payment equal to the sum of three months of base salary plus (y) payments equal to nine months of base salary payable in regular installments corresponding with the Company’s regular payroll schedule. The payments may, at the discretion of the Compensation Committee, be made in whole or in part through the issuance of shares of common stock. The total payments may not exceed the maximum amount qualified for the exemption from Section 409A of the Internal Revenue Code governing deferred compensation (the “Severance Limit”). Also, all outstanding and unvested stock awards that had been granted to Mr. Blok will vest and (if applicable) become immediately exercisable upon such termination, except as otherwise provided in an award agreement, while awards granted after that date generally will be forfeited to the extent not vested prior to such termination.

In the event we terminate the employment of Mr. Blok without cause, or he resigns for good reason, within 12 months following a change in control, and subject to his execution and non-revocation of a release of claims, his employment agreement provides for a lump sum payment equal to the sum of 18 months of base salary; provided that the total of such payments may not exceed the Severance Limit. Also, all then outstanding and unvested stock awards generally will vest as of the change in control date and (if applicable) become immediately exercisable, unless otherwise provided in an award agreement. The definitions of certain terms used in Mr. Blok’s employment agreement are summarized below:

“Cause” generally means fraudulent or similar acts intended to enrich the executive personally to the detriment or at the expense of the Company; willful failure to perform the duties or obligations reasonably assigned to the executive; a material breach of the confidentiality or non-competition provisions of the employment agreement; conviction of or guilty plea to a crime involving a felony or a misdemeanor involving dishonesty or moral turpitude; and other willful engagement in misconduct, including conduct reasonably likely to result in negative publicity for the Company or harm to its reputation.

“Good reason” generally means a material reduction in the executive’s authority, duties, or responsibilities; a material decrease in the executive’s base salary (with certain exceptions); a material breach of the employment agreement by the Company; or a relocation of his principal place of employment by a distance of more than 50 miles.

“Change in control” generally means the acquisition by a person or group of more than 50% of the total fair market value or total voting power of our outstanding stock; the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or the acquisition by a person or group of assets representing at least 40% of the total gross fair market value of our assets.

Upon Mr. Blok’s death or disability, the Company will satisfy its accrued obligations to pay his salary and benefits through the date of the event.

RELATED PERSON TRANSACTIONS

We describe below each transaction or series of similar transactions, since June 1, 2022, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or may exceed $112,140; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, at any time since June 1, 2022, had or will have a direct or indirect material interest.

The Audit Committee of the Board reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. We believe the terms of the related party transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

The Center for Advanced Research & Education, LLC (“CARE”), owned by Julie Recknor, Ph.D., the spouse of Dr. Christopher Recknor, was one of several clinical locations for the Company’s MASH and COVID19 long-hauler clinical trials, and was a clinical location for the Company’s completed Phase 2b/3 mild-to-moderate and severe-to-critical COVID19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of these clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, prior to Dr. Christopher Recknor’s appointment as an executive officer of the Company, and the operational and financial terms of the CTA with CARE were comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials or in patient recruitment at the CARE site. The Company made payments totaling approximately $0.2 million to CARE during the fiscal year ended May 31, 2023.

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with its former contract research organization, Amarex, by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond. As a result of two amendments to the Backstop Agreement executed in July and December of 2022, the Indemnitors’ agreement to indemnify the Surety was extended until April 2023. As consideration for the Indemnitors’ obligations under the Backstop Agreement, including the amendments, the Company issued the Backstop Warrants to entities controlled by Dr. Welch to purchase a total of 45,000,000 shares of common stock at an exercise price of $0.10 per share. The warrants are fully exercisable and will expire at various dates in 2027 and 2028. Upon the issuance of the final two warrants to purchase a total of 15,000,000 shares in February 2023, Dr. Welch was deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.

The payment obligations of the Company to the Indemnitors bore interest at 10% per annum and were secured by substantially all of the patents held by the Company. In March 2023, as required by and in connection with the extension of the Backstop Agreement, the Company relieved the Indemnitors of the remaining $1.4 million of cash collateral pledged by the Indemnitors in support of the Surety Bond. Subsequently, the Indemnitors were fully released from their indemnification obligations, they released their security interest in the Company’s patents securing the Company’s obligations under the Backstop Agreement, and the Company fully assumed the Surety Bond.

On February 13, 2023, Dr. Arman, the Company’s then President, purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock from the Company at an exercise price of $0.50. The terms and conditions of Dr. Arman’s investment totaling $0.1 million were identical to those offered to other investors in a private placement being conducted through a placement agent that ended in April 2023.

Dr. Lalezari, the Company’s current CEO, owns Lalezari Medical Corp., dba Quest Clinical Research (“Quest”). In the years prior to Dr. Lalezari’s appointment as CEO, Quest was one of several clinical locations for the Company’s past COVID19 clinical trials. The Company entered into a Clinical Trial Agreement (“CTA”) with Quest in relation to said clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, years before Dr. Lalezari’s appointment as CEO of the Company, and the operational and financial terms of the CTA with Quest were comparable to the terms available to unrelated clinical locations. Dr. Lalezari was not employed by the Company at the time period of the trials. Since June 1, 2021, the Company has paid Quest approximately $1.2 million for its services in conducting clinical trials of leronlimab. As of August 31, 2024, the outstanding balance owed by the Company to Quest was approximately $0.4 million.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of common stock as of September 15, 2024, by (i) each of our directors; (ii) each of our named executive officers; and (iii) our current executive officers and directors as a group. To our knowledge, as of September 15, 2024, there were no beneficial owners of more than 5% of our outstanding common stock.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Total (3)
Directors and Named Executive Officers:
Jacob Lalezari, M.D. (4)	500,000	*
Mitchell Cohen	—	*
Tyler Blok(5)	497,121	*
A. Cyrus Arman, Ph.D.(6)	2,604,496	*
Antonio Migliarese(7)	3,324,951	*
Karen J. Brunke, Ph.D.(4)	1,084,611	*
Ryan C. Dunlap(4)	985,334	*
Lishomwa C. Ndhlovu, M.D., Ph.D.(4)	1,259,611	*
Stephen M. Simes(4)	978,012	*
Tanya Durkee Urbach(8)	1,321,724	*
Current directors and executive officers as a group (8 persons)(9)	6,626,413	*

*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each director and current or former executive officer shown other than Antonio Migliarese is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Beneficial ownership also includes shares subject to stock options, warrants, or other rights to acquire shares that are exercisable currently or within 60 days following September 15, 2024; such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage of any other person. Unless otherwise stated, numbers represent shares of common stock.
(3)	Percentages are based on 1,219,841,932 shares of common stock outstanding as of September 15, 2024.
(4)	Includes: (i) a warrant covering 434,782 shares; and (ii) 1,155,408 shares subject to stock options.
(5)	Includes 2,800,065 shares subject to stock options.
(6)	Represents shares subject to stock options.
(7)	Includes 359,611 shares subject to stock options.
(8)	Includes 5,422,652 shares subject to stock options and 434,782 shares subject to warrants.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires directors, officers and beneficial owners of more than 10 percent of the Company’s common stock (a “10% Stockholder”) to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of those reports, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended May 31, 2024, other than Dr. Lalezari and Mr. Cohen, the Company’s CEO and Interim CFO, respectively, who each filed their initial report of beneficial ownership on Form 3 after the due date.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. Pursuant to the Company’s By-laws, only those matters set forth in the notice of the Annual Meeting may be considered or acted upon at the meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to the Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: Attn. Corporate Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

For the 2025 Annual Meeting of Stockholders, pursuant to our By-laws, nominations for election as directors and proposals to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received by the close of business on July 25, 2025, through August 25, 2025, inclusive; provided that, if the 2025 Annual Meeting is not first convened between October 23, 2025, and January 21, 2026, inclusive, then the notice must be delivered prior to the later of the close of business on (x) the 90th day prior to the meeting date or (y) the 10th day following the first public announcement of the meeting date.

In order to be eligible for inclusion in our proxy materials for the 2025 Annual Meeting of Stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must have been received by the close of business on June 13, 2025. Any such proposal is required to comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. If we receive notice of a stockholder proposal after June 13, 2025, the persons named as proxies in the annual meeting proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

In addition to satisfying the requirements of the Company’s By-laws, including the earlier notice deadlines set forth above, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of nominees for election as director other than the Company’s nominees must also provide notice that includes the information required by Rule 14a-19 under the Exchange Act by no later than September 23, 2025; provided that, if the date of next year’s annual meeting changes by more than 30 calendar days from the 2024 Annual Meeting, the notice must be provided by the later of September 23, 2025, and the 10th calendar day following the Company’s earliest public announcement of the 2025 annual meeting date.

Any nominations or proposals to take action at the 2025 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet and in person.

The expenses of preparing, printing and distributing notices of internet availability of our proxy materials and copies of proxy materials upon request, as well as other costs of soliciting proxies, will be borne by the Company. Copies of proxy materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries as requested for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding the Company and other issuers that file electronically with the SEC at www.sec.gov. The Company’s proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

We also maintain a website at www.cytodyn.com. You may access our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this Proxy Statement.

October 11, 2024

CYTODYN INC.

1UPX Mark here to vote FOR all nominees 01 - Tanya Durkee Urbach 02 - Lishomwa C. Ndhlovu, M.D., Ph.D. 03 - Karen J. Brunke, Ph.D. 04 - Ryan M. Dunlap 05 - Stephen M. Simes Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 041SYB + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2. Ratification, on an advisory (non-binding) basis, of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025. 3. Approval, on an advisory (non-binding) basis, of our named executive officer compensation. 1. Election of five (5) directors to serve on the Board of Directors until the 2025 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CYDY Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CYDY 2024 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc. The undersigned hereby appoints Tanya Durkee Urbach, Board Chair, and Tyler Blok, Corporate Secretary, as proxy and attorney-in-fact, with full power of substitution, and hereby authorizes them, and either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on September 30, 2024, at the Annual Meeting of Stockholders to be held on November 22, 2024, at 9:30 am, Pacific Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is provided, the proxies named above will vote FOR the election of all nominees for director and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2024 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. (Items to be voted appear on reverse side) Proxy - CYTODYN INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + The 2024 Annual Meeting of Stockholders of CytoDyn Inc. will be held on November 22, 2024, at 9:30 am, Pacific Time, virtually via the internet at https://meetnow.global/MZM9KKF. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

www.investorvote.com/CYDY Step 1: Go to www.investorvote.com/CYDY Step 2: Click on the icon on the right to view meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. 2024 Annual Meeting of Stockholders Notice 041T0A + + The 2024 Annual Meeting of Stockholders of CytoDyn Inc. will be held on November 22, 2024, at 9:30 am, Pacific Time, virtually via the internet at https://meetnow.global/MZM9KKF. To access and vote at the virtual meeting, you must have the information that is printed in the shaded bar above. You must be a stockholder of record on September 30, 2024, or obtain a legal proxy, to vote at the meeting. Proposals to be voted on at the meeting are listed on the reverse side along with the Board of Directors’ recommendations. Important Notice Regarding the Availability of Proxy Materials for CytoDyn Inc. Annual Meeting to be Held on November 22, 2024. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement is available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before November 12, 2024 to facilitate timely delivery. 2NOT Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares.

Here’s how to order a copy of the proxy materials and select delivery preferences: Current and future delivery requests can be submitted using the options below. If you request an email copy, you will receive an email with a link to the current meeting materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials, including the Notice and Proxy Statement and our 2024 Annual Report on Form 10-K. — Internet – Go to www.investorvote.com/CYDY — Phone – Call us free of charge at 1-866-641-4276. — Email – Send an email to investorvote@computershare.com with “Proxy Materials CytoDyn Inc.” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials. To facilitate timely delivery, requests for a paper copy of proxy materials must be received by November 12, 2024. The 2024 Annual Meeting of Stockholders of CytoDyn Inc. will be held on November 22, 2024, at 9:30 am, Pacific Time, virtually via the internet at https://meetnow.global/MZM9KKF. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3: 1. Election of five (5) directors to serve on the Board of Directors until the 2025 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal. 01 - Tanya Durkee Urbach 02 - Lishomwa C. Ndhlovu, M.D., Ph.D. 03 - Karen J. Brunke, Ph.D. 04 - Ryan M. Dunlap 05 - Stephen M. Simes 2. Ratification, on an advisory (non-binding) basis, of the selection of Marcum LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2025. 3. Approval, on an advisory (non-binding) basis, of our named executive officer compensation. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. 2024 Annual Meeting of Stockholders Notice